Exhibit 99.1

MCG Capital Corporation	PRESS RELEASE
1100 Wilson Boulevard
Suite 3000	Contact: Keith Kennedy
Arlington, VA 22209	(703) 562-7110
(703) 247-7500	KKennedy@MCGCapital.com
(866) 904-4775 (FAX)
www.MCGCapital.com
FOR IMMEDIATE RELEASE

MCG CAPITAL CORPORATION REPORTS SECOND QUARTER 2012 RESULTS
AND DISTRIBUTION OF $0.14 PER SHARE
ARLINGTON, VA—July 31, 2012—MCG Capital Corporation (Nasdaq: MCGC) (“MCG,” "we," "our," "us" or the “Company”) announced today its financial results for the second quarter ended June 30, 2012. We will host an investment community conference call today, July 31, 2012, at 9:00 a.m. (Eastern Time).
HIGHLIGHTS
As outlined in further detail in this earnings release and in our Quarterly Report on Form 10-Q, for the quarter ended June 30, 2012, the following highlights occurred during the three months ended June 30, 2012:

•	Net operating income, or NOI, was $5.6 million, or $0.07 per share;

•	Net loss was $7.0 million, or $0.09 per share;

•	We incurred approximately $3.2 million of costs associated with our transition plan, a $0.04 per share impact to NOI;

•	We funded $11.5 million of advances and originations, including an $8.1 million loan to one new portfolio company;

•	We monetized $40.1 million of our equity investments and $172.6 million of our debt portfolio;

•
At June 30, 2012, we had $204.4 million of cash on-hand to make new investments using unrestricted cash and restricted cash from our SBIC. In addition, we had $84.5 million in securitization accounts and other restricted cash accounts;

•	We paid off the SunTrust Warehouse financing facility and we reduced total borrowings by $63.0 million; and

•	Under our stock repurchase program, we repurchased and retired 2,687,476 shares of our common stock at a total cost of $11.7 million, or an average of $4.36 per share.
DISTRIBUTION
On July 27, 2012, the MCG board of directors declared a distribution of $0.14 per share. The distribution is payable as follows:
Record date: August 17, 2012
Payable date: August 31, 2012
If we determined the tax attributes of our 2012 distributions as of June 30, 2012, 100% would be a return of capital. However, actual determinations of the tax attributes of our distributions, including determinations of return of capital, are made annually as of the end of the fiscal year based upon our taxable income and distributions paid for the full year and will be reported to each stockholder on a Form 1099.

MCG Capital Corporation
July 31, 2012

RECENT DEVELOPMENTS
We continue to execute on our strategic plan to return the Company to its roots as a leading middle-market lender. We continue to simplify our capital structure, redeploy unencumbered cash into yield-oriented investments, repay debt and return equity to our stockholders. We are also re-sizing the business to operate more efficiently. The following significant developments occurred during the three months ended June 30, 2012:

•
Equity Monetizations - For the three and six month period ended June 30, 2012, we received $40.1 million and $64.1 million,respectively, in proceeds from the sale of equity investments, principally the sale of Orbitel Holdings, LLC, Stratford School Holdings, Inc., GSDM Holdings, LLC and Jenzabar, Inc.

•
Loan Monetizations and Fundings - For the three and six month periods ended June 30, 2012, we received $172.6 million and $227.9 million,respectively, in loan payoffs and amortization payments. During the three months ended June 30, 2012, eight borrowers repaid $145.1 million in principal at or above par and we funded $2.5 million in loan advances and draws to existing borrowers. For the three and six month period ended June 30, 2012, we originated and advanced $11.5 million and $17.7 million, respectively, to portfolio companies.

•
Open-Market Purchases of Our Stock - In the second quarter of 2012, we repurchased and retired 2,687,476 shares of our common stock at a total cost of $11.7 million, or an average of $4.36 per share. We acquired these shares from sellers in open market transactions. We retire these shares upon settlement, thereby reducing the number of shares outstanding.

•
Operational Realignment - Executing on our transition plan, during the second quarter of 2012 we reduced our headcount by an additional three positions. In the second quarter, we accrued $1.8 million in severance-related expenses and we anticipate accruing an additional $0.1 million in severance-related expenses over the remainder of 2012 in regard to terminated employees with remaining service periods. As of July 15, 2012, we had 24 full-time employees.

•
Liquidity and De-Leveraging Events - On May 15, 2012, we paid off our SunTrust Warehouse facility. For the six months ended June 30, 2012, our asset coverage ratio improved from 244% at December 31, 2011 to 305% at June 30, 2012.

OUTLOOK
As previously discussed, based on the successful execution of our strategic plan, we continue to target future annual base compensation and benefits levels of approximately $4.0 million to $5.0 million beginning in 2013. In addition, we are lowering our projected embedded annual non-compensation cost structure to approximately $5.0 million to $6.0 million from our previous projection of approximately $5.5 million to $6.5 million.
Consistent with our previous 2012 guidance, we expect to incur costs associated with our transition plan of approximately $0.10 per share to $0.15 per share, primarily attributable to severance costs and the related acceleration of restricted stock for terminated employees, the amendment and pay-off of our SunTrust Warehouse financing facility and employee compensation, primarily in the form of retention and inducement payments.
During the three months ended June 30, 2012, we incurred costs associated with our transition plan of $3.1 million or $0.04 per share, consisting of $0.8 million in accelerated deferred financing fees and other costs associated with the payoff of our SunTrust Warehouse financing facility that we recorded as interest expense, $0.3 million in retention and inducement payments that we recorded as salaries and benefits, $0.2 million in amortization expenses associated with the elimination of positions that we recorded as amortization of employee restricted stock awards, and $1.8 million in severance related expenses that we recorded as general and administrative expense. For the six months ended June 30, 2012, we incurred $6.8 million, or $0.09 per share, of costs associated with our transition plan.
Given the accelerated level of monetizations and payoffs experienced through the first six months of 2012, together with the slower than anticipated pace of new originations, we are presently carrying liquidity levels substantially higher than previously forecasted. We remain committed to making disciplined investments at appropriate risk-adjusted yields. Absent a significant pickup in liquidity redeployment opportunities or an increase in leverage from a second SBIC license or other sources, we would anticipate 2013 NOI levels of $0.45 to $0.55 per share, a reduction from the previous forecast of $0.50 to $0.60 per share.

MCG Capital Corporation
July 31, 2012

ACCESS TO CAPITAL AND LIQUIDITY
At June 30, 2012, we had $79.9 million of cash and cash equivalents available for general corporate purposes, as well as $124.5 million of cash in restricted accounts related to our SBIC that we could use to fund new investments in the SBIC and $6.5 million of restricted cash held in escrow. In addition, we had $78.0 million of cash in securitization accounts, that may only be used to make interest and principal payments on our securitized borrowings or distributions to MCG in accordance with the indenture agreement.
At June 30, 2012, cash in securitization accounts included $71.3 million in the principal collections account of our Commercial Loan Trust 2006-1. In July 2012, we used $90.7 million of securitized cash, including $19.4 million collected in July 2012, to repay borrowings of our Commercial Loan Trust 2006-1. The reinvestment period for this facility ended on July 20, 2011 and all subsequent principal collections received have been, and will be, used to repay the securitized debt.
At June 30, 2012, $150.0 million of SBA borrowings were outstanding, the maximum available under our current SBIC license.
RESULTS OF OPERATIONS
The following section compares our results of operations for the three months ended June 30, 2012 to the three months ended June 30, 2011.
COMPARISON OF THE THREE MONTHS ENDED JUNE 30, 2012 AND 2011
The following table summarizes the components of our net loss for the three months ended June 30, 2012 and 2011:

	Three months ended
	June 30, 2012		Variance
(dollars in thousands)	2012	2011	$	Percentage
Revenue
Interest and dividend income
Interest income	$13,826	$17,153	$(3,327)	(19.4)%
Dividend income	896	2,116	(1,220)	(57.7)
Loan fees	1,100	919	181	19.7
Total interest and dividend income	15,822	20,188	(4,366)	(21.6)
Advisory fees and other income	2,122	1,020	1,102	108.0
Total revenue	17,944	21,208	(3,264)	(15.4)
Operating expenses
Interest expense	4,552	3,945	607	15.4
Employee compensation
Salaries and benefits	2,791	2,908	(117)	(4.0)
Amortization of employee restricted stock	711	406	305	75.1
Total employee compensation	3,502	3,314	188	5.7
General and administrative expense	4,274	2,646	1,628	61.5
Restructuring expense	21	65	(44)	(67.7)
Total operating expense	12,349	9,970	2,379	23.9
Net operating income before net investment loss and income tax provision	5,595	11,238	(5,643)	(50.2)
Net investment loss before income tax provision	(12,339)	(21,448)	9,109	(42.5)
Income tax provision	293	8	285	NM
Net loss	$(7,037)	$(10,218)	$3,181	(31.1)
NM=Not Meaningful

MCG Capital Corporation
July 31, 2012

TOTAL REVENUE
Total revenue includes interest and dividend income, loan fees, advisory fees and other income. The following sections describe the reasons for the variances in each major component of our revenue during the three months ended June 30, 2012 from the three months ended June 30, 2011.
INTEREST INCOME
The level of interest income that we earn depends upon the level of interest-bearing investments outstanding during the period, as well as the weighted-average yield on these investments. During the three months ended June 30, 2012, the total yield on our average debt portfolio at fair value was 11.5% compared to 10.4% during the three months ended June 30, 2011. The weighted-average yield varies each period because of changes in the composition of our portfolio of debt investments, changes in stated interest rates, fee accelerations of unearned fees on paid/restructured loans and the balance of loans on non-accrual status for which we are not accruing interest.
The following table shows the various components of the total yield on our average debt portfolio at fair value for the three months ended June 30, 2012 and 2011:

	Three months ended
	June 30, 2012
	2012	2011
Average 90-day LIBOR	0.5%	0.3%
Spread to average LIBOR on average loan portfolio	10.7	10.7
Impact of fee accelerations of unearned fees on paid/restructured loans	0.6	0.2
Impact of non-accrual loans	(0.3)	(0.8)
Total yield on average loan portfolio	11.5%	10.4%
During the three months ended June 30, 2012, interest income was $13.8 million, compared to $17.2 million during the three months ended June 30, 2011, which represented a $3.3 million, or 19.4%, decrease. This decrease reflected a $4.7 million decrease resulting from a 25.5% decrease in our average loan balance and a $0.3 million decrease resulting from the net impact of loans that were on non-accrual status during the three months ended June 30, 2012 that were accruing interest during the three months ended June 30, 2011. These decreases were partially offset by a $1.7 million increase in interest income resulting from a 0.8% increase in our net spread to LIBOR and a $0.4 million increase in interest income related to the change in LIBOR.
PIK Income
Interest income includes certain amounts that we have not received in cash, such as PIK interest. PIK interest represents contractually deferred interest that is added to the principal balance of the loan and compounded if not paid on a current basis. PIK may be prepaid by either contract or the portfolio company’s choice, but generally is paid at the end of the loan term. The following table shows the PIK-related activity for the three months ended June 30, 2012 and 2011, at cost:

	Three months ended,
	June 30,
(in thousands)	2012	2011
Beginning PIK loan balance	$16,656	$26,162
PIK interest earned during the period	1,535	1,658
Payments received from PIK loans	(7,554)	(12,264)
Realized loss	(5,012)	(277)
Ending PIK loan balance	$5,625	$15,279
As of June 30, 2012 and 2011, we were not accruing interest on $1.0 million and $6.2 million, respectively, of the PIK loans, at cost, shown in the preceding table. During the three months ended June 30, 2012, we received payments on PIK loans from eight investments, including $2.9 million from Jet Plastica Investors, LLC, $1.8 million from GSDM Holdings Corp. and $1.3 million from Coastal Sunbelt Holding, Inc. The payments received from PIK loans during the three months ended June 30, 2011, included $8.2 million and $2.4 million of PIK collected in conjunction with the respective sales of our investments in Restaurant Technologies, Inc. and Avenue Broadband LLC, as well as PIK collected from six other portfolio investments.

MCG Capital Corporation
July 31, 2012

DIVIDEND INCOME
We accrete dividends on equity investments with stated dividend rates as they are earned, to the extent that we believe the dividends will be paid ultimately and the associated portfolio company has sufficient value to support the accretion. We recognize dividends on our other equity investments when we receive the dividend payment. Our dividend income varies from period to period because of changes in the size and composition of our equity investments, the yield from the investments in our equity portfolio and the ability of the portfolio companies to declare and pay dividends. During the three months ended June 30, 2012 and 2011, we recognized dividend income of $0.9 million and $2.1 million, respectively. In addition, during the three months ended June 30, 2012 and 2011, we received payments on accrued dividends of $4.4 million and $7.9 million, respectively.
ADVISORY FEES AND OTHER INCOME
Advisory fees and other income primarily include fees related to prepayment fees, advisory and management services, equity structuring fees, syndication fees, bank interest and other income. Generally, advisory fees and other income relate to specific transactions or services and, therefore, may vary from period to period depending on the level and types of services provided. During the three months ended June 30, 2012, we earned $2.1 million of advisory fees and other income, which represented a $1.1 million, or 108.0%, increase from the three months ended June 30, 2011. This increase was attributable primarily to an increase in prepayment penalties of $1.9 million related to four investment repayments in the second quarter of 2012 offset by a decrease of $0.8 million in advisory fees due to our lower investment activity in the second quarter of 2012 compared to the second quarter of 2011.
TOTAL OPERATING EXPENSES
Total operating expenses include interest, employee compensation and general and administrative expenses. The reasons for these variances are discussed in more detail below.
INTEREST EXPENSE
During the three months ended June 30, 2012, we incurred $4.6 million of interest expense, which represented a $0.6 million, or 15.4%, increase from the same period in 2011. Interest expense for the three months ended June 30, 2012 increased $1.4 million related to increased amortization of debt issuance costs, including $0.8 million of accelerated deferred financing fees related to the repayment in full of our SunTrust Warehouse financing facility and $0.3 million of accelerated deferred financing fees related to prepayments of collateral in our Commercial Loan Trust 2006-1 facility. Interest expense also increased $0.3 million due to an increase in the average LIBOR rate by 0.20% during the second quarter of 2012. These increases were partially offset by a $1.1 million decrease in interest expense due to a lower average borrowing balance in the first quarter of 2012.
EMPLOYEE COMPENSATION
Employee compensation expense includes base salaries and benefits, variable annual incentive compensation and amortization of employee stock awards. During the three months ended June 30, 2012, our employee compensation expense was $3.5 million, which represented a $0.2 million, or 5.7%, increase from the same period in 2011. Our salaries and benefits decreased by $0.1 million, or 4.0%, due to a $1.2 million decrease in salaries and benefits primarily resulting from a 42% reduction in our workforce that occurred as part of the corporate restructuring that we implemented during 2011 offset by an increase in incentive compensation of $1.1 million primarily resulting from incentive and inducement bonuses paid in the second quarter of 2012.
During the three months ended June 30, 2012, we recognized $0.7 million of compensation expense related to restricted stock awards, compared to $0.4 million for the three months ended June 30, 2011, which represented a $0.3 million, or 75.1%, increase. The amortization of restricted stock awards during the three months ended June 30, 2012 included accelerated amortization of $0.2 million related to employees who were terminated during 2012.
GENERAL AND ADMINISTRATIVE
During the three months ended June 30, 2012, general and administrative expense was $4.3 million, which represented a $1.6 million, or 61.5%, increase compared to the same period in 2011. General and administrative expense for second quarter of 2012 included $1.8 million in severance-related expenses.

MCG Capital Corporation
July 31, 2012

NET INVESTMENT LOSS BEFORE INCOME TAX PROVISION
During the three months ended June 30, 2012, we incurred $12.3 million of net investment losses before income tax provision, compared to $21.4 million during the same period in 2011. These amounts represent the total of net realized gains and losses, net unrealized (depreciation) appreciation, and reversals of unrealized (appreciation) depreciation. We reverse unrealized (appreciation) depreciation at the time that we realize the gain or loss. The following table summarizes our realized and unrealized (loss) and gain on investments and changes in our unrealized appreciation and depreciation on investments for the three months ended June 30, 2012:

		Three months ended June 30, 2012
(in thousands)	Industry	Type	Realized Gain/(Loss)	Unrealized (Depreciation)/ Appreciation	Reversal of Unrealized Depreciation/ (Appreciation)	Net (Loss)/ Gain
Portfolio Company
Broadview Networks Holdings, Inc.	Communications	Control	$—	$(8,917)	$—	$(8,917)
Cruz Bay Publishing, Inc.	Publishing	Non-Affiliate	—	(3,355)	—	(3,355)
Miles Media Group, LLC	Business Services	Non-Affiliate	—	(1,602)	—	(1,602)
Jet Plastica Investors, LLC	Plastic Products	Control	(90,802)	(1,786)	91,288	(1,300)
Orbitel Holdings, LLC	Cable	Control	(2,066)	—	805	(1,261)
GSDM Holdings, LLC	Healthcare	Non-Affiliate	1,576	—	(1,976)	(400)
Intran Media, LLC	Other Media	Control	(4,250)	—	4,250	—
Stratford School Holdings, Inc.	Education	Affiliate	16,370	—	(13,056)	3,314
NPS Holding Group, LLC	Business Services	Control	—	1,330	—	1,330
NDSSI Holdings, LLC	Electronics	Non-Affiliate	—	1,002	—	1,002
Philadelphia Media Network, Inc.	Newspaper	Non-Affiliate	(5,027)	—	5,064	37
Other (< $1 million net gain (loss))			(153)	(651)	(383)	(1,187)
Total			$(84,352)	$(13,979)	$85,992	$(12,339)

•
In July 2012, Broadview agreed with certain of its noteholders and equityholders to solicit consents to file a pre-packaged chapter 11 plan of reorganization. The holders of approximately 70% of Broadview’s outstanding preferred stock, including MCG, and approximately 66 2/3% of Broadview's $300 million 11 3/8% senior secured notes due in September 2012 have consented to vote for the plan, subject to the satisfaction of certain terms and conditions, which percentages would be sufficient to approve the plan. The plan provides that upon effectiveness of the plan, Broadview's existing noteholders will exchange their notes for new Broadview common stock representing 97.5% of the common stock of the reorganized company and $150 million in principal amount of new 10 1/2 % senior secured notes due in July 2017, and existing stockholders, including MCG, will each receive a pro rata share of the remaining 2.5% of the common stock of the reorganized company and two tranches of eight-year warrants with exercise prices set at equity values that imply full recovery for existing noteholders. As of June 30, 2012, our fair value estimate of our investment in Broadview reflects this potential restructuring if consummated on the contemplated terms.

•
In April 2012, Jet Plastica Investors, LLC liquidated substantially all of its assets.  Including the proceeds from the liquidation, we received $11.0 million in payments on our senior debt and anticipate receiving additional payments on our senior debt upon future collection of certain accounts receivable, resulting in a $90.8 million realized loss and a $91.3 million reversal of unrealized depreciation in the second quarter of 2012.

•
In the second quarter of 2012, we received $34.0 million for the repayment of our debt and the sale of our equity investment in Stratford School Holdings, Inc., which resulted in a $16.4 million realized gain and a reversal of previously unrealized appreciation of $13.1 million.

•
We also received $35.3 million for the repayment of our debt and the sale of our equity investment in Orbitel Holdings, LLC, which resulted in a $2.1 million realized loss and a reversal of previously unrealized depreciation of $0.8 million.

•
We received $34.7 million for the repayment of our debt and the sale of our equity investment in GSDM Holdings, LLC, which resulted in a $1.6 million realized gain and a reversal of previously unrealized appreciation of $2.0 million.

•
We also received $44,000 for our equity investment in Philadelphia Media Network, Inc. and wrote off part of our equity investment in Intran Media, LLC which resulted in realized losses and reversals of previously unrealized depreciation on those investments.

MCG Capital Corporation
July 31, 2012

The remaining unrealized depreciation and appreciation shown in the above table resulted predominantly from a change in the performance of certain of our portfolio companies and the multiples used to value certain of our investments.
The following table summarizes our realized and unrealized (loss) and gain on investments and changes in our unrealized appreciation and depreciation on investments for the three months ended June 30, 2011:

		Three months ended June 30, 2011
(in thousands)	Industry	Type	Realized Gain/(Loss)	Unrealized (Depreciation)/ Appreciation	Reversal of Unrealized Depreciation/ (Appreciation)	Net (Loss)/ Gain
Portfolio Company
Broadview Networks Holdings, Inc.	Communications	Control	$—	$(24,829)	$—	$(24,829)
Intran Media, LLC	Other Media	Control	—	(3,758)	—	(3,758)
PremierGarage Holdings, LLC	Home Furnishings	Control	—	(2,141)	—	(2,141)
VOX Communications Group Holdings, LLC	Broadcasting	Non-Affiliate	(7,688)	—	5,645	(2,043)
Jet Plastica Investors, LLC	Plastic Products	Control	—	(1,274)	—	(1,274)
Restaurant Technologies, Inc.	Food Services	Non-Affiliate	1,527	—	(1,842)	(315)
Provo Craft & Novelty, Inc.	Leisure Activities	Non-Affiliate	(1,152)	—	1,151	(1)
Active Brands International, Inc.	Consumer Products	Non-Affiliate	(12,052)	—	12,053	1
GMC Television Broadcasting, LLC	Broadcasting	Control	(1,000)	11	1,000	11
Avenue Broadband LLC	Cable	Control	11,917	—	(11,895)	22
Jenzabar, Inc.	Technology	Non-Affiliate	—	1,531	—	1,531
Coastal Sunbelt Real Estate, Inc.	Real Estate Investments	Non-Affiliate	—	2,186	—	2,186
GSDM Holdings, LLC	Healthcare	Non-Affiliate	—	2,479	—	2,479
RadioPharmacy Investors, LLC	Healthcare	Control	—	2,727	—	2,727
NPS Holding Group, LLC	Business Services	Control	—	3,855	—	3,855
Other (< $1 million net gain (loss))			(58)	(353)	512	101
Total			$(8,506)	$(19,566)	$6,624	$(21,448)
A summary of the reasons for significant changes in realized and unrealized (loss) and gain on investments and changes in unrealized appreciation and depreciation on investments for the three months ended June 30, 2011, are summarized below:

•
During the quarter ended June 30, 2011, we recorded a $24.8 million decrease in the fair value of our investment in Broadview, our single largest portfolio investment at the time. On June 21, 2011, Broadview withdrew its tender offer for $300 million of its 113/8% Senior Secured Notes, due in 2012, following Broadview's review of market conditions. Due to these uncertain market conditions, we changed the methodology by which we valued Broadview to a trailing EBITDA basis as opposed to our prior methodology under which we valued our investment on a projected forward EBITDA basis and new owner cash flows.

•	We also recorded unrealized depreciation on our investments in PremierGarage Holdings, LLC and Intran Media, LLC to reflect our portion of the estimated liquidation value of these portfolio companies.

•
We also recorded unrealized depreciation on our investment in Jet Plastica Investors, LLC to reflect an incremental investment in this portfolio company during the quarter ended June 30, 2011, that we subsequently wrote down to zero.

•
We received payments of $4.1 million in satisfaction of our $11.8 million debt investment in VOX Communications Group Holdings, LLC and wrote off our remaining investment in that portfolio company. As a result of that transaction, we reversed $5.6 million of previously unrealized depreciation and realized a $7.7 million loss.

•
We wrote off our remaining subordinated debt investment in Active Brands International, Inc. resulting in the reversal of $12.1 million of previously unrealized depreciation and the realization of a $12.1 million loss.

•	We sold our investment in Avenue Broadband LLC resulting in the reversal of $11.9 million of previously unrealized appreciation and the realization of an $11.9 million gain.

MCG Capital Corporation
July 31, 2012

INCOME TAX PROVISION
During the three months ended June 30, 2012, we incurred a $293,000 income tax provision compared to an $8,000 income tax provision during the three months ended June 30, 2011. The income tax provision for both periods was primarily attributable to flow-through taxable income on certain investments held by our subsidiaries.

Conference Call (Live Call)	Date and time	Tuesday, July 31, 2012 at 9:00 a.m. Eastern Time
	Dial-in Number (No Conference ID required)	(877) 878-2269 domestic (847) 829-0062 international
	Webcast	http://investor.mcgcapital.com
Replay (Available through August 14, 2012)	Call Replay (Conference ID for replay is #14902343)	(855) 859-2056 domestic (404) 537-3406 international
	Web Replay	http://investor.mcgcapital.com

MCG Capital Corporation
July 31, 2012

MCG Capital Corporation
Consolidated Balance Sheets

(in thousands, except per share amounts)	June 30, 2012	December 31, 2011
	(unaudited)
Assets
Cash and cash equivalents	$79,850	$58,563
Cash, securitization accounts	77,995	40,306
Cash, restricted	130,946	34,964
Investments at fair value
Non-affiliate investments (cost of $388,470 and $570,209, respectively)	368,862	570,133
Affiliate investments (cost of $25,258 and $40,858, respectively)	23,602	51,770
Control investments (cost of $262,624 and $406,151, respectively)	61,007	119,263
Total investments (cost of $676,352 and $1,017,218, respectively)	453,471	741,166
Interest receivable	3,272	4,049
Other assets	6,780	11,490
Total assets	$752,314	$890,538
Liabilities
Borrowings (maturing within one year of $90,725 and $32,983, respectively)	$339,778	$430,219
Interest payable	2,586	2,710
Dividends payable	10,469	13,092
Other liabilities	9,555	9,565
Total liabilities	362,388	455,586
Stockholders’ equity
Preferred stock, par value $0.01, authorized 1 share, none issued and outstanding	—	—
Common stock, par value $0.01, authorized 200,000 shares on June 30, 2012 and December 31, 2011, 74,062 issued and outstanding on June 30, 2012 and 76,997 issued and outstanding on December 31, 2011	741	770
Paid-in capital	993,950	1,009,748
Distributions in excess of earnings
Paid-in capital	(195,310)	(195,310)
Other	(186,253)	(103,912)
Net unrealized depreciation on investments	(223,202)	(276,344)
Total stockholders’ equity	389,926	434,952
Total liabilities and stockholders’ equity	$752,314	$890,538
Net asset value per common share at end of period	$5.26	$5.65

MCG Capital Corporation
July 31, 2012

MCG Capital Corporation
Consolidated Statements of Operations
(unaudited)

	Three months ended		Six months ended
	June 30		June 30
(in thousands, except per share amounts)	2012	2011	2012	2011
Revenue
Interest and dividend income
Non-affiliate investments (less than 5% owned)	$13,016	$16,221	$27,373	$33,779
Affiliate investments (5% to 25% owned)	1,108	1,775	2,292	2,918
Control investments (more than 25% owned)	1,698	2,192	3,453	6,927
Total interest and dividend income	15,822	20,188	33,118	43,624
Advisory fees and other income
Non-affiliate investments (less than 5% owned)	910	420	1,146	927
Control investments (more than 25% owned)	1,212	600	1,239	960
Total advisory fees and other income	2,122	1,020	2,385	1,887
Total revenue	17,944	21,208	35,503	45,511
Operating expense
Interest expense	4,552	3,945	9,754	7,818
Employee compensation
Salaries and benefits	2,791	2,908	6,666	6,884
Amortization of employee restricted stock awards	711	406	1,189	1,030
Total employee compensation	3,502	3,314	7,855	7,914
General and administrative expense	4,274	2,646	8,210	5,473
Restructuring expense	21	65	47	65
Total operating expense	12,349	9,970	25,866	21,270
Net operating income before net investment loss, loss on extinguishment of debt and income tax provision	5,595	11,238	9,637	24,241
Net realized (loss) gain on investments
Non-affiliate investments (less than 5% owned)	(3,820)	(19,652)	12,550	(47,569)
Affiliate investments (5% to 25% owned)	16,370	1	16,370	(916)
Control investments (more than 25% owned)	(96,902)	11,145	(96,894)	12,352
Total net realized loss on investments	(84,352)	(8,506)	(67,974)	(36,133)
Net unrealized appreciation (depreciation) on investments
Non-affiliate investments (less than 5% owned)	(1,363)	23,195	(19,532)	54,728
Affiliate investments (5% to 25% owned)	(12,717)	(358)	(12,568)	1,089
Control investments (more than 25% owned)	86,117	(36,561)	85,271	(62,840)
Derivative and other fair value adjustments	(24)	782	(29)	764
Total net unrealized appreciation (depreciation) on investments	72,013	(12,942)	53,142	(6,259)
Net investment loss before income tax provision	(12,339)	(21,448)	(14,832)	(42,392)
Loss on extinguishment of debt before income tax provision	—	—	(174)	(863)
Income tax provision	293	8	311	19
Net loss	$(7,037)	$(10,218)	$(5,680)	$(19,033)
Loss per basic and diluted common share	$(0.09)	$(0.13)	$(0.07)	$(0.25)
Cash distributions declared per common share	$0.14	$0.17	$0.31	$0.32
Weighted-average common shares outstanding—basic and diluted	75,142	76,343	75,793	76,056

MCG Capital Corporation
July 31, 2012

MCG Capital Corporation
Consolidated Statements of Changes in Net Assets
(unaudited)

	Six months ended
	June 30
(in thousands, except per share amounts)	2012	2011
Decrease in net assets from operations
Net operating income before net investment loss, loss on extinguishment of debt and income tax provision	$9,637	$24,241
Net realized (loss) gain on investments	(67,974)	(36,133)
Net unrealized appreciation (depreciation) on investments	53,142	(6,259)
Loss on extinguishment of debt before income tax provision	(174)	(863)
Income tax provision	(311)	(19)
Net loss	(5,680)	(19,033)
Distributions to stockholders
Distributions declared	(23,519)	(24,683)
Net decrease in net assets resulting from stockholder distributions	(23,519)	(24,683)
Capital share transactions
Repurchase of common stock	(16,797)	—
Amortization of restricted stock awards
Employee	1,189	1,030
Non-employee director	32	28
Common stock withheld to pay taxes applicable to the vesting of restricted stock	(251)	(1,314)
Net forfeitures of restricted common stock	—	(11)
Net decrease in net assets resulting from capital share transactions	(15,827)	(267)
Total decrease in net assets	(45,026)	(43,983)
Net assets
Beginning of period	434,952	578,016
End of period	$389,926	$534,033
Net asset value per common share at end of period	$5.26	$6.93
Common shares outstanding at end of period	74,062	77,046

MCG Capital Corporation
July 31, 2012

MCG Capital Corporation
Consolidated Statements of Cash Flows
(unaudited)

	Six months ended
	June 30
(in thousands)	2012	2011
Cash flows from operating activities
Net loss	$(5,680)	$(19,033)
Adjustments to reconcile net loss to net cash provided by operating activities
Investments in portfolio companies	(14,312)	(180,294)
Principal collections related to investment repayments or sales	276,314	277,299
Decrease in interest receivable, accrued payment-in-kind interest and dividends	11,690	24,108
Amortization of restricted stock awards
Employee	1,189	1,030
Non-employee director	32	28
Decrease (increase) in cash—securitization accounts from interest collections	1,643	(2,503)
Increase in restricted cash—escrow accounts	(274)	(7,518)
Depreciation and amortization	5,023	1,765
Decrease in other assets	718	449
Decrease in other liabilities	(186)	(1,745)
Realized loss on investments	67,974	36,133
Net change in unrealized (appreciation) depreciation on investments	(53,142)	6,259
Loss on extinguishment of debt	174	863
Net cash provided by operating activities	291,163	136,841
Cash flows from financing activities
Repurchase of common stock	(16,797)	—
Payments on borrowings	(112,015)	(41,535)
Proceeds from borrowings	21,400	5,000
Increase in cash in restricted and securitization accounts
Securitization accounts for repayment of principal on debt	(39,332)	(48,834)
Restricted cash	(95,708)	(5,253)
Payment of financing costs	(1,031)	(1,700)
Distributions paid	(26,142)	(22,317)
Common stock withheld to pay taxes applicable to the vesting of restricted stock	(251)	(1,314)
Net forfeitures of restricted common stock	—	(11)
Net cash used in financing activities	(269,876)	(115,964)
Net increase in cash and cash equivalents	21,287	20,877
Cash and cash equivalents
Beginning balance	58,563	44,970
Ending balance	$79,850	$65,847
Supplemental disclosure of cash flow information
Interest paid	$5,400	$6,290
Income taxes (refunded) paid	38	312
Paid-in-kind interest collected	7,887	18,044
Dividend income collected	7,845	12,053

MCG Capital Corporation
July 31, 2012

SELECTED FINANCIAL DATA
QUARTERLY OPERATING INFORMATION

	2012	2012	2011	2011	2011
(in thousands, except per share amounts)	Q2	Q1	Q4	Q3	Q2
Revenue
Interest and dividend income
Interest income	$13,826	$15,596	$16,694	$17,128	$17,153
Dividend income	896	1,077	1,504	1,227	2,116
Loan fee income	1,100	623	606	1,425	919
Total interest and dividend income	15,822	17,296	18,804	19,780	20,188
Advisory fees and other income	2,122	263	671	930	1,020
Total revenue	17,944	17,559	19,475	20,710	21,208
Operating expense
Interest expense	4,552	5,202	3,856	3,960	3,945
Salaries and benefits	2,791	3,875	2,431	2,683	2,908
Amortization of employee restricted stock awards	711	478	703	348	406
General and administrative	4,274	3,936	4,906	3,657	2,646
Restructuring expense	21	26	115	4,109	65
Total operating expense	12,349	13,517	12,011	14,757	9,970
Net operating income before net investment (loss) income, loss on extinguishment of debt and income tax provision (benefit)	5,595	4,042	7,464	5,953	11,238
Net investment loss before income tax provision (benefit)	(12,339)	(2,493)	(56,429)	(31,052)	(21,448)
Loss on extinguishment of debt before income tax provision (benefit)	—	(174)	—	—	—
Income tax provision	293	18	8	10	8
Net (loss) income	$(7,037)	$1,357	$(48,973)	$(25,109)	$(10,218)
Per common share statistics
Weighted-average common shares outstanding—basic and diluted	75,142	77,050	76,514	76,404	76,343
Net operating income before net investment (loss) income, loss on extinguishment of debt and income tax provision (benefit) per common share—basic and diluted	$0.07	$0.05	$0.09	$0.08	$0.15
(Loss) income per common share—basic and diluted	$(0.09)	$0.02	$(0.64)	$(0.33)	$(0.13)
Net asset value per common share—period end	$5.26	$5.45	$5.65	$6.44	$6.93
Distributions declared per common share(a)	$0.14	$0.17	$0.17	$0.17	$0.17
_____________
(a) The following table summarizes the distributions that were declared during the past five quarters:

Date Declared	Record Date	Payable Date	Dividends per Share
April 27, 2012	June 13, 2012	July 13, 2012	$0.14
February 24, 2012	April 13, 2012	May 15, 2012	$0.17
October 31, 2011	December 15, 2011	January 13, 2012	$0.17
August 1, 2011	September 14, 2011	October 14, 2011	$0.17
May 5, 2011	June 15, 2011	July 15, 2011	$0.17

MCG Capital Corporation
July 31, 2012

ABOUT MCG CAPITAL CORPORATION
We are a solutions-focused commercial finance company providing capital and advisory services to middle-market companies throughout the United States. For our core portfolio, we make debt and equity investments primarily in companies with annual revenue of $20 million to $200 million and earnings before interest, taxes, depreciation and amortization, or EBITDA, of $3 million to $25 million, which we refer to as “middle-market” companies. Generally, our portfolio companies use our capital investment to finance acquisitions, recapitalizations, buyouts, organic growth and working capital.

Forward-looking Statements:
Statements in this press release regarding management's future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to: MCG's results of operations, including revenues, net operating income, net investment losses and general and administrative expenses and the factors that may affect such results; the accrual of severance-related expenses for the remainder of 2012; projected future annual base compensation and benefits levels and annual non-compensation cost structure amounts; expected levels of transition plan costs during 2012; forecasted 2012 and 2013 per share net operating income amounts, which may not be realized; the performance of current or former MCG portfolio companies; the cause of net investment losses; the consummation by Broadview Networks Holdings of its proposed plan of reorganization; and general economic factors may constitute forward-looking statements for purposes of the safe harbor protection under applicable securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in MCG's Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by MCG from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. MCG is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.